Exhibit 10.1

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT dated as of                                  (“Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and                                  (the “Participant”).

WHEREAS, the Company desires, by affording the Participant an opportunity to purchase shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), as hereinafter provided, to carry out the purposes of the ZEBRA TECHNOLOGIES CORPORATION 1997 STOCK OPTION PLAN (the “Plan”); and

WHEREAS, the Committee has duly made all determinations necessary or appropriate to the grants hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.             Grant of Option, Option Price and Term.

(a)           The Company hereby grants to the Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the “Option”) to purchase                            shares of the Common Stock of the Company (“Option Shares”) on the terms and conditions herein set forth.

(b)           For each of the Option Shares purchased, the Participant shall pay to the Company $                       per share (the “Option Price”).  Accordingly, the aggregate Option Price to exercise all of the Option is $                         .

(c)           The term of this Option shall be a period of ten (10) years from the Grant Date (the “Option Period”).  During the Option Period, the Option shall be exercisable in accordance with the following schedule:

Grant Date Anniversary	Percentage of Option Exercisable

Prior to the first anniversary of the Grant Date	0%

On or after the first anniversary of the Grant Date	15%

On or after the second anniversary of the Grant Date	17.5%

On or after the third anniversary of the Grant Date	20%

On or after the fourth anniversary of the Grant Date	22.5%

On or after the fifth anniversary of the Grant Date	25%

Notwithstanding the foregoing, in the event the Participant incurs a Termination of Employment due to death or Disability as an employee of the Company or an Affiliate but prior to the fifth anniversary of the Grant Date, all or any portion of the Option which is not exercisable on the date immediately proceeding the date the Participant incurs a Termination of Employment due to death or Disability shall become exercisable on or after the date the Participant incurs a Termination of Employment due to death or Disability.

(d)           The Option granted hereunder is designated as a nonqualified stock option.

(e)           The Company shall not be required to issue any fractional Option Shares.

2.             Termination of Option.

Subject to Section 1(c):

(a)           If a Participant has an involuntary (as to the Participant) Termination of Employment for reasons other than Cause, Disability or death, this Option shall be canceled ninety (90) days after the date of such Termination of Employment or after the remaining Option Period, if shorter.

(b)           If a Participant has a Termination of Employment due to Retirement, this Option shall be canceled one year after the date of such Termination of Employment or after the remaining Option Period, if shorter. For this purpose, Retirement means the Participant’s Termination of Employment after attaining either (i) age 55 with the accrual of 10 years of service, or (ii) age 65.

(c)           If the Termination of Employment is on account of the Disability or death of the Participant, this Option shall be canceled one year after the date of the termination of employment or the appointment of a Representative in the case of death or after the remaining Option Period, if shorter.

(d)           If the Participant has a voluntary Termination of Employment (other than due to Retirement), this Option will be canceled thirty (30) days after the date of such Termination of Employment.

(e)           If the Participant has a Termination of Employment for Cause, this Option will automatically be canceled simultaneously with the date of such Termination of Employment.

A Participant’s Termination of Employment due to death or Disability will result in the Option’s being fully exercisable.  A Participant’s Termination of Employment due to other than death or Disability does not accelerate the percentage of the Option otherwise exercisable with respect to the Participant.  Any portion of the Option which is not exercisable as of a Participant’s Termination of Employment other than due to death or Disability is canceled simultaneously with the date of such Termination of Employment.

3.             Exercise.

The Option shall be exercisable during the Participant’s lifetime only by the Participant (or his or her Representative), and after the Participant’s death only by a Representative.  The Option may only be exercised by the delivery to the Company of a properly completed written notice, in form satisfactory to the Committee, which notice shall specify the number of Option Shares to be purchased and the aggregate Option Price for such shares, together with payment in full of such aggregate Option Price.  Payment shall only be made:

(a)           in cash or by check;

(b)           by the delivery to the Company of a valid and enforceable stock certificate (or certificates) representing shares of Common Stock already owned by the Participant for a period of at least six (6) months prior to such payment;

(c)           if the Committee shall so permit, by delivery to the Company of a full recourse promissory note or other full recourse evidence of indebtedness;

(d)           by authorizing the Company to retain shares of Common Stock, thereby reducing the number of shares of Common Stock to be issued and delivered to the Participant upon such exercise;

(e)           if the Committee shall so permit, by a “cashless” exercise as described in the Plan; or

(f)            in any combination of (a), (b), (c), (d) or (e).

If any part of the payment of the Option Price is made in shares of Common Stock, such shares shall be valued by using their Fair Market Value as of their date of delivery.

The Option shall not be exercised unless there has been compliance with all the preceding provisions of this Section 3, and, for all purposes of this Stock Option Agreement, the date of the exercise of the Option shall be the date upon which there is compliance with all such requirements.  The Committee may deny any method of exercise permitted hereunder if such method would result in liability under federal securities law to the Participant or the Company or result in an expense charge to the Company.

4.             Payment of Withholding Taxes.

If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, the Participant shall be required to pay such amount to the Company, as provided in the Plan.

The Participant acknowledges and agrees that he or she is responsible for the tax consequences associated with the grant of the Option and its exercise.

5.             Requirements of Law; Registration and Transfer Requirements.

The Company shall not be required to sell or issue any shares under the Option if the issuance of such shares shall constitute a violation of any provision of any law or regulation of any governmental authority.  This Option and each and every obligation of the Company hereunder are subject to the requirement that the Option may not be exercised or performed, in whole or in part, unless and until the Option Shares are listed, registered or qualified, properly marked with a legend or other notation, or otherwise restricted, as is provided for in the Plan or required by the Committee.

6.             Changes in Company’s Capital Structure.

The existence of an Option will not affect in any way the right or authority of the Company or its stockholders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company’s capital structure or its business; (c) any merger or consolidation of the Company; (d) any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; (e) the dissolution or liquidation of the Company; (f) any sale or transfer of all or any part of its assets or business; or (g) any other corporate act or proceeding, whether of a similar character or otherwise.  In the event of a Change in Control or other corporate restructuring provided for in the Plan, the Participant shall have such rights, and the Committee shall take such actions, as are provided for in the Plan.

7.             Nontransferability.

The Option and any interest in the Option may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.  Notwithstanding any other provision of this Stock Option Agreement, any such attempted sale, assignment, conveyance, gift, pledge, hypothecation or transfer shall be null and void and shall nullify the Option immediately.

8.             Plan.

Notwithstanding any other provision of this Stock Option Agreement, the Option is granted pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time.  The interpretation and construction by the Committee of the Plan, this Stock Option Agreement, the Option, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant.  Until the Option shall expire, terminate or be exercised in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Participant or any other person or entity then entitled to exercise the Option. Participant hereby acknowledges receipt of a copy of the Plan.

9.             Stockholder Rights.

Until the Option shall have been duly exercised to purchase such Option Shares and such shares have been officially recorded as issued on the Company’s official stockholder records, no person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Option Shares, and adjustments for dividends or otherwise shall be made only if the record date therefor is subsequent to the date such shares are recorded and after the date of exercise and without duplication of any adjustment.

10.           Confidentiality, Non-Solicitation and Non-Compete

Participant agrees to, understands and acknowledges the following:

(a)           Participant will be furnished, use or otherwise have access to certain “Confidential Information” of the Company.  Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(b)           The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and that the Company diligently maintains the secrecy and confidentiality of its Confidential Information.  Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons.

(c)           While employed by the Company and thereafter, Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Participant’s employment.

(d)           For the period beginning on the date hereof and ending twelve months following the termination of employment with the Company, Participant will not directly or indirectly (a) employ, recruit or solicit for employment any person who is (or was within six months prior to Participant’s employment termination date) an employee of the Company or (b) solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company.  Participant understands that any person or entity that Participant contacted during the twelve months prior to the date of Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company as to whom the Company has a protectible proprietary interest.

(e)           If Participant violates the terms of the Agreement, in addition to all other remedies available under law or equity, the Company shall be entitled to injunctive relief, issued by any court of competent jurisdiction, enjoining Participant and each and every party connected with such violation from the continuance of such violation.  Accordingly, Participant agrees to submit to the jurisdiction of the courts of Illinois in relation to any violation by Participant of the terms of this agreement or matters subject to enforcement hereunder.

(f)            Notwithstanding the terms and conditions of Section 10(e) (above, if Participant violates the terms of this Section 10 at any time, Participant, without any further action by the Company or Participate, shall forfeit, as of the first day of any such violation, all right, title and interest to this Option, any Option Shares then owned by Participant and any net proceeds received by Participant pursuant to any sales or transfer of any Option Shares prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Option and the Option Shares, and the Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 10(f).  By accepting this Option Grant, Participant hereby consents to a deduction from any amounts the Company owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of any amounts that Participant owes to the Company under this Section 10.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes to the Company, calculated as set forth in this paragraph, Participant agrees to pay immediately the unpaid balance to the Company.

(g)           The scope and duration of the restrictive covenants contained in this Agreement are reasonable and necessary to protect a legitimate, protectible interest of the Company.  However, if one or more provisions of this Agreement are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

11.           Employment Rights.

No provision of this Stock Option Agreement or of the Option granted hereunder shall give the Participant any right to continue in the employ of the Company or any Company Affiliates, create any inference as to the length of employment of the Participant, affect the right of the Company or Company Affiliates to Terminate the Employment of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any of the Company Affiliates.

12.           Disclosure Rights.

The Company shall have no duty or obligation to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material information regarding the Company or an Affiliate at any time prior to, upon or in connection with the exercise of an Option or the Company’s purchase of Common Stock in accordance with the terms of this Stock Option Agreement.

13.           Investment Representation and Agreement.

The Committee may require the Participant to furnish to the Company, prior to the issuance of any shares of Common Stock upon the exercise of all or any part of this Option, an agreement (in such form as such Committee may specify) in which the Participant represents that the shares of Common Stock acquired by him upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

14.           Governing Law.

This Stock Option Agreement and the Option granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois (other than its laws respecting choice of law) except to the extent the General Corporation Law of the State of Delaware would be mandatorily applicable.

15.           Entire Agreement.

This Stock Option Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

16.           Definitions.

Wherever initial capitalization of a term is used in this Stock Option Agreement, it shall have the same meaning as that given to it by the Plan, except to the extent such meaning should conflict with any meaning afforded to such term in this Stock Option Agreement.

17.           Amendment.

Any amendment to this Stock Option Agreement shall be in writing and signed by the Company.

18.           Waiver; Cumulative Rights.

The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing.  Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

19.           Counterparts.

This Stock Option Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

20.           Notices.

Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at his address as shown on the Company’s payroll records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

21.           Headings.

The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Option Agreement.

22.           Severability.

If any provision of this Stock Option Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereof, and this Stock Option Agreement shall be construed as if such invalid or unenforceable provision were omitted.

23.           Successors and Assigns.

This Stock Option Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon the Participant or a Representative, and all rights granted to the Company hereunder, shall be binding upon the Participant’s or the Representative’s heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.

On Behalf of the Option Committee	Participant:

Charles R. Whitchurch
Chief Financial Officer